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                                                                   Exhibit 99.1

                                                          FOR IMMEDIATE RELEASE

          For more information, contact:

          Ina McGuinness                          David Claus
          QAD Investor Relations                  QAD Public Relations
          (805) 566-4445                          (805) 566-6015
          inam@qad.com                            david_claus@qad.com


                QAD ACQUIRES EUROPEAN DISTRIBUTION BUSINESS FROM TRW

     CARPINTERIA, Calif. - November 18, 1998: QAD Inc. (NASDAQ: QADI) today announced it has acquired the UK and the Netherlands software distribution operations and assets of TRW Integrated Supply Chain Solutions (formerly known as BDM Largotim) for $20.7 million, comprised of $6.9 million in cash and a two-year promissory note. QAD expects the acquisition to be accretive to earnings.

     This transaction allows QAD and TRW to capitalize more effectively on their core competencies, and will strengthen their joint efforts as they move forward. QAD will continue to focus on software development, sales and services, while TRW will leverage its worldwide presence as a key systems integrator for all QAD applications.

     QAD's acquisition of the TRW distribution business brings more than 200 employees from QAD's largest distributor of MFG/PRO enterprise software in Europe under the QAD name. These employees are trained in implementation, support, education and training services. David Redwood, 55, who founded Largotim in 1979, joins QAD as vice president of Europe, Middle East and Africa.

     The purchase also includes the acquisition of products complementary to QAD applications including embedded Warehousing, Time Phased Availability Check, Multi Level Pegging, Tool Management, Euro Accounting, Payroll and Personnel. In addition, TRW granted QAD worldwide distribution rights for TRW's PROCON, an MFG/PRO product configurator, and AIM, an MFG/PRO non-embedded warehousing product.

     QAD Chief Executive Officer Karl F. Lopker said, "Bringing the largest of QAD's distributor operations into QAD represents a significant milestone for us in terms of how we will address our European, Middle East and African markets. We are pleased to have added to our skilled distribution staff and strong management team as we further strengthen our global operations. At the same time, we look forward to our enhanced relationship with TRW which now will become a worldwide systems integrator for our entire suite of QAD applications."

     "TRW will become a global QAD systems integrator for MFG/PRO and On/Q applications," stated David L. Patterson, vice president and general manager of TRW ISCS. "This sale sharpens our focus on providing systems integration services across the supply chain to mid-sized and large enterprises. We will continue to expand our systems integration business on a global scale and we look forward to continuing to work closely with QAD application implementations."

Note to Investors
     This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include evolving demand for the company's software products and products that operate with the company's products, the publication of opinions by industry analysts about the company, its products and technology, the entry of new competitors and their technological advances, delays in localizing the company's products for new markets, delays in sales as a result of


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lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; and general economic factors. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations and the growth rates recently experienced by the company do not necessarily represent future operating results. For a more detailed description of the risk factors associated with the company and the enterprise resource planning industry, please refer to the company's Annual Report or Form 10-K for the fiscal year ended January 31, 1998.

About TRW  ISCS
     TRW Integrated Supply Chain Solutions provides total supply chain solutions from management consulting, to enterprise resource planning, manufacturing execution systems, and logistics execution solutions. The ISCS business spans the supply chain continuum, serving manufacturing, distribution and transportation clients in a wide range of industry sectors including: automotive, semiconductor manufacturing, consumer packaged goods, pharmaceuticals and medical, electronics, aerospace and defense, third-party logistics, grocery, retail, apparel, and wholesale distribution. For further information, please visit http://www.trw.com/supplychain.

About QAD
     Founded in 1979, QAD is a leading provider of ERP and extended supply chain management software to multinational companies of all sizes, with special focus on the mid-market. Available in 26 languages and able to support multiple currencies, QAD software helps speed business processes for more than 300,000 licensed users at more than 4,000 licensed sites in more than 80 countries. Ideal for distributed operations, QAD's MFG/PRO software is specifically designed for global manufacturers in the following industries: automotive, consumer products, food and beverage, industrial, electronics, and medical. QAD revenues for the fiscal year ended January 31, 1998, totaled $170 million.

     For more information about QAD, telephone +1 805 684 6614, or visit the QAD web site at http://www.qad.com. To receive any of QAD's press releases via facsimile, contact 1 800 356-0747, or outside the U.S. contact +1 213 253-5647.

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QAD is a trademark and MFG/PRO-Registered Trademark- is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.